Exhibit 99.1

First Prospective Cancer Monitoring Data Released — Indicating that Oncogene Mutation Signal in Urine Correlates with Response to Therapy

Initial data from ongoing clinical study presented by MD Anderson Cancer Center and Trovagene at AACR-NCI-EORTC International Conferences highlights promise of urine-based, cell-free diagnostics

SAN DIEGO, Calif., October 21, 2013 — Trovagene Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, announced that study findings presented today demonstrate that the company’s novel, non-invasive oncogene mutation detection technology can be a clinically useful cancer-monitoring tool.  In collaboration with scientists at Trovagene, Dr. Filip Janku of The University of Texas MD Anderson Cancer Center presented findings from an ongoing clinical study of Trovagene’s technology at the AACR-NCI-EORTC(1) International Conference on Molecular Targets and Cancer Therapeutics in Boston, MA.

“These data suggest that monitoring key oncologic mutations in cell-free DNA from urine may offer a non-invasive and reliable alternative to mutation testing of tumor tissue,” said Dr. Janku, from the Department of Investigational Cancer Therapeutics at MD Anderson. “Trovagene’s technology opens the possibility of a new, non-invasive method for quantifying mutational tumor load, monitoring therapeutic response, and detecting genomic alterations that can lead to therapeutic resistance in individual patients.”

During the study, urine samples from metastatic cancer patients known to have BRAF V600E, KRAS G12D or KRAS G12V mutations were assessed. Researchers at Trovagene analyzed the urine samples using Trovagene’s urine-based cell-free DNA mutation assays.

Researchers observed high concordance between urine and tissue mutational status. In addition, preliminary results indicate that cell-free BRAF V600E mutation monitoring in urine correlates with clinical response to therapy.

“This research suggests that our novel urine-based assays have potentially strong clinical utility,” said Antonius Schuh, Ph.D., chief executive officer of Trovagene. “Urine as a systemic sample solves the potential problems associated with tumor heterogeneity and may offer a

(1)  American Association for Cancer Research, National Cancer Institute and European Organisation for Research and Treatment of Cancer

more complete genomic picture for the treating physician. Initial longitudinal results demonstrate that the quantity of mutations found in urine correlates with the patient’s responsiveness to treatment.”

The second study conducted evaluated the feasibility of using massively parallel deep sequencing (i.e., next generation sequencing) to identify DNA mutations in the urine of metastatic cancer patients harboring known KRAS mutations. Leveraging proprietary enrichment methods, the researchers were able to detect mutant cell-free DNA in the urine of cancer patients with verified KRAS mutations.

“Taken together, these two studies show that our technology can both detect and quantify the relative amount of cell-free BRAF and cell-free KRAS mutations in urine with clinically relevant sensitivity,” said Mark Erlander, PhD, chief scientific officer of Trovagene. “They also provide initial clinical evidence that cell-free DNA markers from urine correlate with the patient’s course of disease, and may prove to be useful tools for monitoring therapeutic response.”

Dr. Janku’s abstracts, “Detection and monitoring of BRAF and KRAS mutations in cell-free urinary DNA of metastatic cancer patients by digital droplet PCR” and “Non-invasive tumor mutation detection of cell-free urinary DNA using massively parallel deep DNA sequencing”, are available online through the AACR website, www.AACR.org

Trovagene operates a CLIA-certified, CAP-accredited testing laboratory in San Diego, California.  The Cell-Free BRAF V600E mutation assay is available and can be ordered as a laboratory-developed test (LDT).  Visit www.Trovagene.com for more information.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its patented technology for the detection of cell-free DNA and RNA, short nucleic acid fragments originating from normal and diseased cell death that can be isolated and detected from urine. Trovagene has a strong intellectual property asset as it relates to cell-free DNA and RNA testing in urine. It has U.S. and European patent applications and issued patents that cover testing for HPV and other infectious diseases, cancer, transplantation, prenatal and genetic testing.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2012 and other periodic reports filed with the Securities and Exchange Commission.

Contact:

Amy Caterina	Michele Parisi
Investor Relations	Media
+1 (858) 952-7593	+1 (925) 429-1850
acaterina@trovagene.com	mparisi@biocommnetwork.com

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